Exhibit 2.1

                             DATED FEBRUARY 4, 2005


                                     BETWEEN


                     VASCO DATA SECURITY INTERNATIONAL, INC.

                                 (as Purchaser)

                                AOS HOLDING B.V.

                                   (as Seller)

                               FILIPAN BEHEER B.V.

                                 (as Guarantor)

                               MR. MLADEN FILIPAN

                                   (as Surety)

                             PIJNENBURG BEHEER N.V.

                                 (as Guarantor)








                        ---------------------------------

                        SHARE SALE AND PURCHASE AGREEMENT

                        ---------------------------------


                         Baker & McKenzie Amsterdam N.V.
                               1017 PS Leidseplein
                           Amsterdam, The Netherlands
                               Tel: +31-20-5517555
                               Fax: +31-20-6267949

THIS SHARE SALE AND PURCHASE AGREEMENT is made on this 4th day of February 2005 (the "AGREEMENT")

Between:


(1) VASCO DATA SECURITY INTERNATIONAL, INC., a Delaware corporation, United States of America with its principal place of business at 1901 South Meyers Road, Oakbrook Terrace, Illinois 60181, United States of America (the "PURCHASER");

(2) A.O.S. HOLDING B.V., a private limited liability company organized and existing under the laws of The Netherlands with its registered office in `s Hertogenbosch and its principal place of business at De Tweeling 20A, (5215 MC) `s Hertogenbosch, The Netherlands (the "SELLER");

(3) FILIPAN BEHEER B.V., a private limited liability company organized and existing under the laws of the Netherlands with its registered office at (5492 BK) Emmausstraat 11, Sint Oedenrode, The Netherlands ("FILIPAN BEHEER");

(4) MR. MLADEN FILIPAN, a private individual residing at (5492 BK) Emmausstraat 11, Sint Oedenrode, The Netherlands, being the ultimate beneficial owner of Art of Security B.V. ("FILIPAN"); and

(5) PIJNENBURG BEHEER N.V., a private limited liability company organized and existing under the laws of The Netherlands with its registered office at (5261 NE) Boxtelseweg 70, Vught, being the sole shareholder of C.P.S. International B.V. ("PIJNENBURG BEHEER NV").


WHEREAS:

(A) The Seller is the legal and beneficial owner of the entire issued share capital of A.O.S. Hagenuk B.V., a private limited liability company organized and existing under the laws of The Netherlands with its
         registered  office  at  `s  Hertogenbosch,   The  Netherlands  and  its
         principal place of business at (5215 MC) De Tweeling 20A, `s Hertogenbosch, The Netherlands ("COMPANY").

(B) The Company is in the business of the development and marketing of authentication, verification and IT security software and applications therefor, including smart card activities;

(C)      The  Purchaser  designs,   develops,   markets  and  supports  patented
         "Identity Authentication" products for e-business and e-commerce;

(D) The Seller and the Purchaser have agreed that the Seller shall sell and transfer to the Purchaser and the Purchaser shall purchase and acquire from Seller 100% of the total issued share capital of the Company, consisting of 180 shares, nominal value EUR 100 per share, numbered 1 to 180 (collectively: "SHARES") for the Consideration and on the terms and subject to the conditions contained in this Agreement;

THEREFORE IT IS HEREBY AGREED AS FOLLOWS:


                   ARTICLE 1 - DEFINITIONS AND INTERPRETATION
                   ------------------------------------------

1.1 DEFINITIONS. In this Agreement, unless the context otherwise requires the words and expressions used in this Agreement shall have the meanings set out in SCHEDULE 1.

1.2 HEADINGS. Headings are inserted for convenience only and shall not affect the construction of this Agreement.


                   ARTICLE 2 - SALE AND PURCHASE OF THE SHARES
                   -------------------------------------------

2.1 SALE AND PURCHASE. The Seller hereby, subject to the terms and conditions of the Agreement, sells ("VERKOOPT") the Shares to the Purchaser, and the Purchaser hereby, subject to the terms and conditions of this Agreement, purchases ("KOOPT") the Shares from the Seller.

2.2 TRANSFERS. At Closing, the Seller agrees to transfer ("LEVEREN") to Purchaser the Shares and the Purchaser agrees to accept the transfer of the Shares from the Seller.


                    ARTICLE 3 - CONSIDERATION AND ADJUSTMENT
                    ----------------------------------------

3.1      CONSIDERATION.   The  consideration  for  the  Shares  payable  by  the
         Purchaser to the Seller ("CONSIDERATION") shall consist of:

         (i) the payment of a cash amount of EUR 3,750,000 (Three million seven hundred and fifty thousand Euros) adjusted to (a) add or subtract the amounts required to settle any outstanding balances due from or due to Related Parties as of the Closing Date and (b) add or subtract the amount by which the Company's tangible net equity (defined to be total net equity less net intangible assets) as of January 31, 2005 as reflected in the Financial Statements as defined in EXHIBIT 4 is less respectively more than EUR 85,000 (the net result of all the foregoing, the "CONSIDERATION CASH");

         (ii) the issuance to Seller of shares of common stock, par value $.001 per share, of the Purchaser ("CONSIDERATION SHARES"), calculated in accordance with Articles 3.3 and 3.4 below; and

         (iii) a variable amount related to the gross profits collected on sales of POS equipment to VISA for the Latin/South America markets for a period of two years after Closing ("GROSS PROFITS") ("EARN OUT CONSIDERATION"), calculated in accordance with Article 5.

3.2 CLOSING CONSIDERATION. The consideration payable at Closing ("CLOSING CONSIDERATION"), which shall consist of the Consideration Cash and the Closing Consideration Shares, shall at Closing be EUR 5,000,0000 (five million Euros) adjusted as set forth in Article 3.1.(i), if any.

3.3 CLOSING CONSIDERATION SHARES. The number of Consideration Shares issued to Seller on the Closing Date ("CLOSING CONSIDERATION SHARES") will be equal to EUR 1,250,000 divided by the Initial Value. The Initial Value will be measured five (5) business days prior to the Closing Date ("MEASUREMENT DATE") and be equal to the average closing price of Purchaser common stock on the Nasdaq SmallCap Market during a period of thirty (30) trading days prior to the Measurement Date, less five percent (5%) (the "INITIAL VALUE"). The Closing Consideration Shares will be held in escrow for the benefit of the Seller in accordance with the terms and conditions of the Escrow Agreement attached as SCHEDULE 9 (the "ESCROW AGREEMENT").

3.4 ADJUSTMENT OF CLOSING CONSIDERATION SHARES. Twelve months after the Closing Date and five days prior to the expiration of the Escrow Agreement (the "RE-MEASUREMENT DATE") the value of the Closing Consideration Shares will be re-measured as of the Re-measurement Date by reference to the average closing price of the Purchaser common stock on the Nasdaq SmallCap Market during a period of thirty (30) trading days prior to the Re-measurement Date, less five percent (5%) (the "FINAL VALUE"). If:

         (a) the Final Value is 90% of the Initial Value or greater, then there shall be no adjustment of the amount of Closing Consideration Shares;

         (b) the Final Value is 80% or greater but less than 90% of the Initial Value then the amount of Consideration Shares shall be increased to the number of Consideration Shares multiplied by a fraction consisting of the Initial Value divided by the Final Value;

         (c) the Final Value is less than 80% of the Initial Value then the amount of Consideration Shares shall be increased to the number of Closing Shares multiplied by 1.25.

         Twelve months after the Closing the Consideration Shares shall be transferred to Seller in accordance with the terms and conditions of the Escrow Agreement, except for those Consideration Shares retained by the escrow agent as additional recourse for indemnity claims made under
         Article 7 below or those  Consideration  Shares  released  pursuant  to
         Article 3.7 below.

3.5 REGISTRATION RIGHTS. The Purchaser will use commercially best efforts to register the Consideration Shares for resale and have such registration declared effective by the Securities and Exchange Commission of the United States ("SEC") within six (6) months of the Closing Date, in accordance with the terms and conditions of the Registration Rights Agreement attached as SCHEDULE 8 ("REGISTRATION RIGHTS AGREEMENT").

3.6 SURVIVAL OF ESCROW. If the registration for resale has not been declared effective by the SEC prior to the release of the Consideration Shares from escrow, the adjustment obligation of the Purchaser pursuant to Article 3.4 will survive until the earliest date that those shares can be transferred by Seller as a result of valid registration for resale or qualification under other rules and regulations of the SEC.

3.7 RELEASE OF ESCROW SHARES. Six months after Closing the Seller will have the right to pay an amount of EUR 1,250,000 into the escrow account against release by the Purchaser of the

         Consideration Shares, regardless of the value of those shares at that time and without prejudice to the obligations of the Seller as set out in the Registration Rights Agreement. In such an event the Seller and the Purchaser shall jointly issue written instructions to the escrow agent appointed under the Escrow Agreement.


                               ARTICLE 4 - CLOSING
                               -------------------

4.1 PLACE OF CLOSING AND CONDITIONS PRECEDENT. Closing shall take place at the offices of Baker & McKenzie, Leidseplein 29, 1017 PS Amsterdam, The Netherlands within five business days after all of the following conditions precedent (the "CONDITIONS PRECEDENT") have been either fulfilled or waived by the Purchaser, or at such other place and time as shall be mutually agreed between the Parties:

         (a) Completion of a legal, financial, tax, actuarial, environmental and commercial pre-acquisition review over the business and records of the Company and the results of such review being satisfactory to the Purchaser in its sole and absolute discretion;

         (b) The Seller Warranties and the Additional Seller Warranties remaining in all material respects true and accurate and not misleading at Closing as if repeated at Closing and Seller having complied in all material respects with all of the obligations herein required to be performed by it prior to Closing and Seller having delivered to Purchaser at Closing a certificate, dated the Closing Date, to the foregoing effect;

         (c) Receipt of audited financial statements in accordance with U.S. Generally Accepted Accounting Principles for the years 2004, 2003 and 2002 for the Company, the results of such audits to be consistent with the financial statements previously provided to the Purchaser, except as a result of a difference in accounting principles;

         (d) Receipt of the consent of the AOS's auditors for the Purchaser to use their opinion on the audited financial statements noted in 4.1(c) in any filings to be made with the U.S. Securities and Exchange Commission;

         (e) The delivery of un-audited balance sheet, income statement and cash flow ("Interim Financial Statements") for the month ended just prior to the Closing Date prepared on a basis consistent with the audited financial statements noted in 4.1(c). If closing is on January 31, 2005, Seller will cooperate fully with Purchaser in the preparation of such Interim Financial Statements as soon as practicable following closing and reimburse Purchaser promptly if the tangible net equity is less than 85,000 Euros.

         (f) The execution of an employment agreement, including non-compete provisions, with Mr. M. Filipan, and letters of intent confirming the willingness to stay employed with the Company for each of the individuals referred to in Article 4.1.(a) and (b) below, effective upon the Closing Date, for the following periods:

                  a. M. Filipan, P. Romein and A. Derks for a three-year period, and

                  b.       H. Braams, B. Hennink,  F. Cornelis,  H. Bourguignon,
                           M. Selten and M. Langejans for a two-year period;

         (g) The Company having operated its business in the ordinary course thereof, consistent with past practices, from December 31, 2004 through the Closing Date;

         (h) The Purchaser having reviewed and accepted all significant commitments, agreements or transactions executed prior to the Closing Date, including material contracts with suppliers and/or customers, future employees and contracts out of the ordinary course of business;

         (i) Approval by the board of directors of the Purchaser of this Agreement and all transactions contemplated hereby.

4.2 WAIVER OF CONDITIONS AND TERMINATION. The Purchaser and seller shall each have the right (but not the obligation) to waive any or more of the Conditions Precedent as it may deem fit. If by four weeks after the signing of this Agreement the Conditions Precedent have not been either fulfilled or waived then each of the Seller and the Purchaser shall have the right to terminate this Agreement forthwith, in which event no Party shall liable to any other Party for damages.

4.3 CONDUCT OF BUSINESS PRIOR TO CLOSING. The Seller and the Purchaser shall use their reasonable best efforts so as to cause the Conditions Precedent to be fulfilled as soon as reasonably possible after the date of this Agreement. Except as expressly contemplated by this Agreement, the Seller will between the date hereof and the Closing Date cause the Company to conduct its operations in the ordinary and usual course of business and consistent with past practice, and the Company shall, and the Seller shall cause the Company to use its best efforts, to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with persons and entities having business dealings or business relationships with them. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, between the date hereof and Closing Date the Company will not, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld):

         (j)      amend its articles of association;

         (ii) issue, sell, or dispose of any shares in its capital, any options, warrants or rights of any kind to acquire any shares in their capital or any securities which are convertible into or exchangeable for any shares in its capital;

         (iii) split, combine or reclassify any shares in its capital, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any shares in its capital, or redeem or otherwise acquire any shares in its capital;

         (iv) create, incur, or guarantee long-term indebtedness for borrowed money or short-term indebtedness for borrowed money which in the aggregate exceeds EUR 25,000 or issue or sell any debt securities;

         (v) adopt, enter into or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement or arrangement for the benefit or welfare of any officer, director or employee or except as reasonably called for pursuant to formulas contained in existing employee benefit plans or arrangements or otherwise in the ordinary course of business and consistent with past practice (none of which shall be unreasonable or unusual), agree to any increase in the compensation payable or to become payable to any officer, director or employee;

         (vi) purchase or otherwise acquire, by merger, consolidation, acquisition of securities or assets or otherwise, (i) any corporation, partnership, association or other business organization or division thereof or (ii) any assets or properties which would be material, in the aggregate, to the Group taken as a whole;

         (vii) sell, lease, or otherwise dispose of any of its assets or properties which are material to the Company, other than in the ordinary course of business;

         (viii) mortgage or encumber any of its assets or properties which are material to the Company taken as a whole;

         (ix) make any capital expenditures or commitments for capital expenditures which, in the aggregate, exceed EUR 25,000;

         (x) pay or discharge any material claim or liability other than in the ordinary course of business or pursuant to binding contractual obligations of the Company or set forth herein;

         (xi) enter into any material contract other than in the ordinary course of business consistent with past practice or amend any Material Contract (as such term is defined in SCHEDULE 4);

         (xii) take any action which would cause any Warranty not to be true and correct as of the Closing Date; or (xiii) agree, whether in writing or otherwise, to do any of the foregoing.

4.4      SELLER'S CLOSING OBLIGATIONS. At Closing, the Seller shall:

         (a)      deliver or cause to be delivered to the Purchaser:

                  (i)      the original shareholders registers of the Company;

         (b)      execute:

                  (i)      the Notarial Transfer Deed;

                  (ii)     the Escrow Agreement;

                  (iii)    the Registration Rights Agreement.

         (c)      cause:

                  (i)      the Company to execute the Notarial Transfer Deed;

                  (ii)     Messrs.  M. Filipan,  P. Romein, A. Derks, H. Braams,
                           B. Hennink, F. Cornelis, H. Bourguignon, M. Selten and M. Langejans to execute the employment agreements substantially in form set forth as Schedule 10 hereto.

         (d)      authorize the civil law notary executing the Notarial Transfer
                  Deed  to  make  the  relevant   entries  in  the  shareholders
                  registers of the Companies.

4.5 PURCHASER'S CLOSING OBLIGATIONS. At Closing, and upon the delivery of the items set out in Article 4.2 above, the Purchaser shall:

         (a)      execute the Notarial Transfer Deed;

         (b)      execute the Escrow Agreement;

         (c)      execute the Registration Rights Agreement.

         (d) instruct the civil law notary of Baker & McKenzie (who, prior to Closing, shall have received from the Purchaser an amount equal to the Consideration Cash into its trust account) to pay the Consideration Cash to a bank account designated by the Seller in writing, and Seller's receipt thereof shall be an absolute discharge therefore;

         (e)      issue the Closing Consideration Shares to the Escrow Agent.

4.6 NON-COMPLIANCE. If the Seller or Purchaser fails to perform any action required from it under Article 4.4 or 4.5, the other Party may, at its option and without prejudice to any of its other rights and claims (including, also if this Agreement is terminated, any right to payment of damages):

         (a) demand that the defaulting Party performs the relevant actions on a day and at a time to be determined by the non-defaulting Party; or

         (b) terminate this Agreement by written notice (without any liability towards the defaulting Party).


                       ARTICLE 5 - EARN OUT CONSIDERATION

5.1 EARN OUT CONSIDERATION. The Purchaser shall pay to the Seller the Earn Out Consideration as defined and calculated in more detail in SCHEDULE 7.

5.2 SET-OFF. The Purchaser shall have the right to set off any amount of the Earn Out Consideration against the amount of any Claim.


                   ARTICLE 6 - REPRESENTATIONS AND WARRANTIES
                   ------------------------------------------

6.1      WARRANTIES  OF  THE  SELLER.  The  Seller   represents,   warrants  and
         undertakes ("VERKLAART, STAAT ER VOOR IN EN GARANDEERT") to the Purchaser that each of the warranties forth on SCHEDULE 4 (the "SELLER WARRANTIES") is at the date of this Agreement and on the Closing Date (if different) true, accurate and not misleading. The Seller and the Purchaser explicitly agree that the Seller Warranties shall constitute an allocation of risks between the Purchaser and the Seller to the extent that adverse consequences from incorrect and/or incomplete Seller Warranties shall at all times be for the full account and liability of the Seller (even if the Purchaser knew or could have been aware of such incorrectness and/or incompleteness at the time of this Agreement or at the time of Closing).

6.2 ADDITIONAL WARRANTIES OF THE SELLER, FILIPAN BEHEER, FILIPAN AND PIJNENBURG BEHEER NV. Each of the Seller, Filipan Beheer, Filipan and Pijnenburg Beheer NV represents, warrants and undertakes ("VERKLAART, STAAT ER VOOR IN EN GARANDEERT") to and with the Purchaser that each of the warranties of such person as set forth on SCHEDULE 5 ("ADDITIONAL SELLER WARRANTIES") hereto is at the date of this Agreement and as of the Closing Date (if different) true, accurate and not misleading. Each of the Seller, Filipan, Pijnenburg Beheer NV and the Purchaser explicitly agrees that the Additional Seller Warranties shall constitute an allocation of risks among the Purchaser, Filipan, Pijnenburg Beheer N.V. and the Seller to the extent that adverse consequences from incorrect and/or incomplete Additional Seller Warranties shall at all times be for the full account and liability of the Seller, Filipan and Pijnenburg Beheer NV (even if the Purchaser knew or could have been aware of such incorrectness and/or incompleteness at the time of this Agreement or at the time of Closing).

6.3 WARRANTIES OF THE PURCHASER. The Purchaser represents, warrants and undertakes ("VERKLAART, STAAT ER VOOR IN EN GARANDEERT") to the Seller that each of the warranties set forth in SCHEDULE 6 (the "PURCHASER WARRANTIES") is at the date of this Agreement and as of the Closing Date (if different) true, accurate and not misleading.

6.4 DISCLOSURE LETTER. The Seller Warranties and Additional Seller Warranties are given subject to matters fully and specifically disclosed in the Disclosure Letter but no other information relating to the Company of which the Purchaser has knowledge (actual or constructive) and no investigation by or on behalf of the Purchaser shall prejudice any claim made by the Purchaser under the Seller Warranties or Additional Seller Warranties or operate to reduce any amount recoverable, and liability in respect thereof shall not be confined to breaches discovered before Closing. No letter, document or other communication shall be deemed to constitute a disclosure for the purposes of this Agreement unless the same is expressly referred to in the Disclosure Letter.

6.5 QUALIFICATIONS. Where any statement in the Seller Warranties or Additional Seller Warranties or any confirmation or certificate given by the Seller hereunder or pursuant hereto is qualified by the expression "so far as the Seller is aware" or "to the best of the Seller's knowledge and belief" or any similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry.


                        ARTICLE 7 - REMEDIES FOR BREACHES
                        ---------------------------------

7.1 BREACHES AND INFRINGEMENTS. In the event of a breach of any of the Seller Warranties or Additional Seller Warranties or covenants given by the Seller ("BREACH"), the Seller shall reimburse and hold harmless ("SCHADELOOS STELLEN") either the Purchaser or the Company (at the option of the Purchaser) for all damages, losses, reasonable costs and expenses ("DAMAGES") suffered by the Purchaser or the Company as a result of the Breach, without prejudice to other statutory rights of the Purchaser. The Parties agree that the Damages shall include the amount necessary to put the Purchaser - or at the option of the Purchaser, the Company - in a position similar to the position the Purchaser or the Company would have been in without the relevant Breach.

7.2 CLAIM ON BEHALF OF THE COMPANY. It is expressly understood that if and to the extent an event gives rise to a Claim under more than one Warranty, the Purchaser shall be entitled to file a Claim under any such breached Warranty as it may deem fit, on its own behalf and/or on behalf of the Company as third party beneficiary of the right to be reimbursed and held harmless pursuant to this Article 7, provided, however, that it cannot claim reimbursement of the same Damages twice. Also, for the avoidance of doubt it is expressly confirmed and understood that where this
         Article 7 refers to "Damages suffered by the Purchaser or the Company", such damages shall not be deemed to have been doubly incurred by both the Purchaser and the Company, which means that any Damages suffered for which the Company is reimbursed cannot be claimed twice by the Purchaser, and vice versa.

7.3 ADDITIONAL INDEMNITY. In addition, and without prejudice to Article 7.1, the Seller shall indemnify and hold the Purchaser, its respective representatives, stockholders, controlling persons and affiliates, and the Company harmless from any and all Damages arising out of or in connection with:

         (a) all liability of the Company for Taxes attributable to tax periods ending on or before the Closing Date to the extent not reserved against in the Balance Sheet;

         (b) all liability associated with predecessors to the Company, including but not limited to liabilities for profit sharing payments;

         it being understood and agreed that the limitation of liability as set forth in Article 7.4 through 7.6 shall not apply.

7.4 SURVIVAL. Subject to Article 7.6, all Seller Warranties and Additional Seller Warranties shall survive the Closing Date for the period set forth in Article 7.5, provided, however, that the Seller Warranties set forth in Schedule 4, Section 22 (Taxation) shall survive the Closing Date until the relevant statute of limitations with respect to Taxes, including the term during which additional assessments can be levied ("NAVORDERINGSTERMIJN or NAHEFFINGSTERMIJN", as referred to in Section 16 and 20 of the "Algemene wet inzake Rijksbelastingen"), shall have expired. All such Seller Warranties and Additional Seller Warranties shall expire on such dates, except for Claims asserted by the Purchaser prior to such dates.

7.5      THRESHOLD AND LIMITATIONS FOR INDEMNIFICATION.

                  (i) The Purchaser shall not be entitled to seek indemnification for any Claim for Breach unless the total amount of Damages arising from such Breach exceeds EUR 5,000. Individual Breaches of a similar nature which are each less than EUR 5,000 shall be accumulated for purposes of determining whether this EUR 5,000 threshold is reached.

                  (ii) Subject to Article 7.6, the Purchaser agrees not to enforce any Claim until the aggregate amount of all indemnifiable Claims exceeds EUR 25,000 and then the Purchaser shall be entitled to recover all Claims from the first Euro.

                  (iii) The maximum liability of the Seller shall be EUR 2,500,000, which maximum liability shall decrease to zero as of 4 February 2007.

7.6 QUALIFICATIONS TO LIMITATIONS. If in any case a Claim has arisen by reason of:

         (i) fraud or willful concealment or dishonesty or deliberate non-disclosure on the part of the Seller prior to the date of this Agreement; or

         (ii) the Seller not having good and unencumbered title to any of the Shares;

         then in any such case none of the limitations set forth in Articles 7.4 and 7.5 shall apply.

7.7 EVENTS AFTER CLOSING. No Claim by Purchaser for any Breach shall arise to the extent that the Claim arises as a result of (i) any change in the accounting principles applied by the Company subsequent to Closing, or of (ii) any changes in applicable laws or regulations after Closing or of (iii) a new interpretation of existing laws by a court or other public authority in a judgment or decision published after Closing.

7.8 PAYMENTS RECEIVED. If the Seller has made a payment for Damages and the Purchaser or the Company simultaneously therewith or subsequently thereto receives any benefit other than from the Seller which would not have been received but for the circumstance giving rise to the Claim in respect of which the payment for Damages was made by the Seller, the Purchaser shall, once it or the Company has received the benefit, forthwith repay to the Seller an amount equal to the lesser of the amount of such benefit and the amount paid by the Seller.

7.9      CLAIM PROCEDURE.

         (a) The Purchaser shall give the Seller written notice (the "INDEMNIFICATION NOTICE") of any facts and the circumstances giving rise to a Claim within 30 days of the Purchaser's becoming aware of the facts and circumstances giving rise to such Claim. However, failure of the Purchaser to give such notice within such 30-day period shall not relieve the Seller of its liability with respect to such Claim except to the extent that Purchaser's failure to give notice within such period causes damages to Seller.

         (b) If the Claim relates to a claim or the commencement of an action or proceeding by a Third Party against the Company and/or the Purchaser, then the Seller shall have, upon request within sixty (60) days after receipt of the Indemnification Notice (but not in any event after the settlement or compromise of such Claim), the right to defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Company and/or the Purchaser; provided, however, that if the Company and/or the Purchaser determines that there is a reasonable probability that a Claim may materially and adversely affect it, it shall at its own discretion have the right to defend (with the participation of the Seller, if the Seller so elects), compromise or settle such claim or suit, provided however the Seller has been timely informed of settlement negotiations. The Seller shall make reasonable endeavours to strike a fair balance between the interests of the Seller in keeping the compensation as low as possible and the interests of the Purchaser and any of the Company to maintain good business relations with the Third Party concerned. If the Seller shall decide that it will not defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Company and/or the Purchaser and the Company and/or the Purchaser shall incur costs directly or indirectly relating to this decision of the Seller, the Purchaser shall have full recourse against the Seller as to the costs incurred.

         (c) If the Claim does not relate to a claim or the commencement of an action or proceeding by a Third Party, the Seller shall have thirty (30) days after receipt of the Indemnification Notice during which it shall have the right to object to the subject matter and the amount of the Claim set forth in the Indemnification Notice by delivering written notice thereof to the Purchaser. If the Seller does not so object within such thirty-day period, it shall be conclusively deemed to have agreed that it is obligated to indemnify Purchaser for the matters set forth in the Indemnification Notice. If the Seller sends notice to the Purchaser objecting to the matters set forth in the Indemnification Notice, the Seller and the Purchaser shall use their best efforts to settle the Claim. If the Seller and the Purchaser are unable to settle the Claim, the matter shall be resolved in the manner set forth in Article 13.2 of this Agreement.

7.9 NO KNOWLEDGE. Purchaser is not currently aware of any facts or circumstances that could give rise for a Breach or an indemnifiable event as defined in Article 7.3.


                        ARTICLE 8 - RESTRICTIVE COVENANTS
                        ---------------------------------

8.1 RESTRICTIONS. The Seller and Purchaser recognize and acknowledge that the Company has unique proprietary know how, technology and goodwill, the value of which constitute a significant portion of the
         Consideration.   Accordingly  in  order  to  preserve  this  know  how,
         technology and goodwill the Seller and Guarantors undertake on a several but not joint basis ("INDIVIDUEEL NIET HOOFDELIJK"), that, except with the prior written consent of the Purchaser and except as provided for in this Agreement:

         (a) for the period of three years after Closing they will not, within any country in which the Company has carried on business during the year preceding Closing either on their own account or in conjunction with or on behalf of any person, firm or company carry on or be engaged, concerned or interested, directly or indirectly, whether as shareholder, director, employee, partner, agent or otherwise carry on the business of the Company (other than as permitted by this Agreement or as a holder of not more than 5 per cent of the issued shares or debentures of any company listed on a stock exchange);

         (b) for the period of five years after Closing they will not either on their own account or in conjunction with or on behalf of any other person, firm or company solicit or entice away or attempt to solicit or entice away from the Company the custom of any person, firm, company or organisation who shall at any time within the year preceding Closing have been a customer, identified prospective customer, representative, agent or distributor of the Company or in the habit of regularly dealing with the Company;

         (c) for the period of five years after Closing they will not either on their own account or in conjunction with or on behalf of any other person, firm or company employ, solicit, entice away or attempt to employ, solicit or entice away from the Company any person who at Closing is, or within the year preceding such employment, solicitation, enticement or attempt shall have been, a manager, consultant, agent or employee of the Company whether or not such person would commit a breach of contract by reason of leaving such employment;

         (d) they will not at any time hereafter make use of or disclose or divulge to any person (other than to employees or directors of the Company whose province it is to know the same) and will keep confidential any information that is confidential by nature or expressly labeled as confidential (other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction) relating to the Company, the identity of their customers and suppliers, their products, finance, contractual arrangements, business or methods of business.

8.2      CONTINUED  EFFECTIVENESS.  While the restrictions  contained in Article
         8.1 are considered by the Parties to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may fail for technical reasons and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Purchaser, but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

8.3 CONTINUED ASSISTANCE. The Seller and its Related Parties will continue to render such services to the Company as may reasonably be required by the Purchaser at such terms and conditions as may further be agreed by the Parties.


                            ARTICLE 9 - MISCELLANEOUS
                            -------------------------

9.1 PARTIES' COSTS. Each Party to this Agreement shall pay its own costs and disbursements of and incidental to this Agreement and the sale and purchase of the Shares, provided that all costs associated with the Notarial Transfer Deed shall be borne by the Purchaser. The Company shall not pay any fees or other costs of outside advisors in connection with the transactions contemplated hereby.

9.2 NOTICES. Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days' prior written notice specified to the other Parties):

         To the Purchaser:          VASCO Data Security International, Inc.
                                    1901 South Meyers Road
                                    Oakbrook Terrace, Illinois 60181
                                    United States of America
                                    Telephone No.: +1 630 932-8844
                                    Facsimile No.: +1 630 932-8852
                                    Attention: Cliff Bown

         With a copy to:            Baker & McKenzie, Attorneys at Law
                                    Postbus 2720
                                    1000 CS Amsterdam
                                    Telephone No: +31 20 55 17 555
                                    Fascimile No: +31 20 626 79 49
                                    Attention:    Jeroen O. Hoekstra
                                                  Peter Roos

         To the Seller:             AOS Holding B.V.
                                    De Tweeling 20A,
                                    5215 MC `s Hertogenbosch
                                    The Netherlands
                                    Telephone No: +31 73 691 88 88
                                    Fascimile No: +31 73 691 88 99
                                    Attention: Mr. M. Filipan

         With a copy to:            Holsteijn Timmermans Advocaten
                                    Mr J.F. Holsteijn
                                    Rapenburg 35, 2311 GG Leiden
                                    The Netherlands
                                    Telephone No. 00 31 71 5160060
                                    Fascimile No. 00 31 71 5160066

         Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; and (b) if given or made by fax, when dispatched.

9.3 WAIVER. No failure or delay by the Purchaser in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by the Purchaser of any breach by the Seller of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

9.4 ASSIGNMENT. This Agreement and the rights and obligations hereunder shall be assignable only by the Purchaser without the prior written consent of the Seller being required. None of Seller, Filipan and Pijnenburg shall assign this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the Purchaser. Any assignments without the prior written consent of the Purchaser shall be null and void.

9.5 ENTIRE AGREEMENT. This Agreement (together with the Schedules, Exhibits and Annexes hereto and any documents referred to herein or executed contemporaneously or at Closing by the Parties in connection herewith) constitutes the whole agreement between the Parties and supersedes any previous agreements or arrangements between them relating to the subject matter of this Agreement, including but not limited to the confidentiality agreement dated November 22, 2004 and it is expressly declared that no variations of this Agreement shall be effective unless made in writing and executed by the Parties.

9.6 CONTINUITY OF OBLIGATIONS. All the provisions of this Agreement shall remain in full force and effect notwithstanding Closing (except insofar as they set out obligations that have been fully performed at Closing).

9.7 SEVERABILITY. If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

9.8 OTHER RIGHTS AND REMEDIES. Any right of termination conferred upon the Purchaser hereby shall be in addition to and without prejudice to all other rights and remedies available to it (and, without prejudice to the generality of the foregoing, shall not extinguish any right to damages to which the Purchaser may be entitled in respect of the breach of this Agreement) and no exercise or failure to exercise such a right of termination shall constitute a waiver by the Purchaser of any such other right or remedy.

9.9 FURTHER ACTS. Upon and after Closing the Seller and the Purchaser shall do and execute or cause to be done and executed all such further acts, deeds, documents and things as may be necessary to give effect to the terms of this Agreement.

9.10 INTERPRETATION. This Agreement shall constitute an allocation of risks between the Seller and the Purchaser. The Parties deem the security they may derive from the provisions of this Agreement essential.


                    ARTICLE 10 - RESTRICTION ON ANNOUNCEMENTS
                    -----------------------------------------

         Each of the Parties hereto undertake that prior to Closing and thereafter it will not (save as required by law) make any announcement in connection with this Agreement, unless the other Party hereto shall have given its written consent to such announcement (which consent may not be unreasonably withheld and may be given either generally or in a specific case or cases and may be subject to conditions). The Parties acknowledge that the Purchaser will be required to issue a press release regarding this transaction and make appropriate filings with the SEC regarding this transaction. Seller agrees to use its best efforts to supply material required to be filed with the SEC and finalize a press release that is mutually acceptable to both parties as soon as practicable following the Closing Date.


                      ARTICLE 11 - CONFIDENTIAL INFORMATION
                      -------------------------------------

11.1 NON-DISCLOSURE. The Parties undertake that they shall treat as strictly confidential all Confidential Information received or obtained by them or their employees, agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business or affairs of each of the Parties or any member of their group and subject to the provisions of Article 11.2 that they will not at any time hereafter make use of or disclose or divulge to any person any such Confidential Information and shall use their best endeavours to prevent the publication or disclosure of any such information.

11.2 EXCEPTIONS. The restrictions contained in Article 11.1 shall not apply so as to prevent the Parties from making any disclosure required by law or by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which the relevant Party is subject or from making any disclosure to any professional adviser for the purposes of obtaining advice (provided always that the provisions of this Article shall apply to and the Parties shall procure that they apply to, and are observed in relation to, the use or disclosure by such professional adviser of the information provided to him) nor shall the restrictions apply in respect of any information which comes into the public domain otherwise than by a breach of this Article by the Parties.

                             ARTICLE 12 - GUARANTORS
                             -----------------------

12.1 Filipan Beheer and Pijnenburg Beheer NV hereby irrevocably and unconditionally guarantee for the benefit of the Purchaser and the Company for to keep the Seller funded to a level sufficient for (i) the due performance by the Seller of its respective obligations under, and compliance by the Seller with the terms of, this Agreement, (ii) the full and prompt payment when due of all obligations and liabilities of the Seller to the Purchaser under this Agreement,which guarantee shall be limited for the period and to the amounts set out under (iii) in Art. 7.5 of this Agreement. In the event the Seller turns out to be insufficiently funded to meet all of foregoing obligations then Filipan Beheer and Pijnenburg Beheer N.V. shall each be 50% liable for the extent of the obligations the Seller cannot meet. In the event Filipan Beheer turns out to be unable to meet all of foregoing obligations then Filipan shall personally assume all obligations of Filipan Beheer hereunder, as a surety ("BORG").

12.2 The Company shall have the right to set off any amount due from Filipan Beheer or Filipan under Article 12.1 or any other Article of this Agreement, against any amount payable by the Company under Filipan's employment agreement.


                  ARTICLE 13 - GOVERNING LAW AND JURISDICTION
                  -------------------------------------------

13.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of The Netherlands.

13.2 JURISDICTION. All disputes arising in connection with this Agreement, or further agreements or contracts resulting thereof, shall be submitted to the competent court in Amsterdam (subject to appeal as provided by law).

13.3 MEDIATION. The parties to this Agreement will make a best effort to solve a dispute before an NMI certified mediator before bringing a case to court, without prejudice to the jurisdiction of the summary proceedings judge ("voorlopige voorzieningen rechter").





                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.


VASCO DATA SECURITY INTERNATIONAL, INC.



------------------------

By:      [ __________ ]
Title:   [ __________ ]


AOS HOLDING B.V.



-----------------------

By:      Mr. Mladen Filipan
Title:   Director ("bestuurder")


FILIPAN BEHEER B.V.



-----------------------

By:      Mr. Mladen Filipan
Title:   Director ("bestuurder")


MR. MLADEN FILIPAN




------------------------

PIJNENBURG BEHEER NV



------------------------
By:      MR. COR PIJNENBURG
Director: ("bestuurder")

I, [name spouse Filipan], hereby acknowledge that I am aware that my husband has assumed certain joint liabilities under this Agreement. With a view to Article 1:88 of the First Book of the Dutch Civil Code I hereby consent to my husband entering into such joint liability commitments.




[name spouse]

                                   SCHEDULE 1
                                   ----------

                                   DEFINITIONS
                                   -----------

     "Additional Seller Warranties"     Has  the  meaning   ascribed  to  it  in
                                        Article 6.2;

     "Agreement"                        Means  this  share  sale  and   purchase
                                        agreement;

     "Balance Sheet" Means the balance sheet that are part of the 2004 financial statements of the Company, attached as Annex 4(b) to
                                        Schedule 4;

     "Balance Sheet Date"               Has  the  meaning   ascribed  to  it  in
                                        Section 4(b) of Schedule 4;

     "Benefit Plans"                    Has  the  meaning   ascribed  to  it  in
                                        Section 21 of Schedule 4;

     "Breach"                           Has  the  meaning   ascribed  to  it  in
                                        Article 7.1;

     "Business Day"                     Means any day on which the banks are not
                                        required or authorized to be closed for business in The Netherlands, excluding
                                        Saturdays and Sundays;

     "Claim" Means a claim for a Breach, a Third Party claim or an Indemnification Claim under Article 7.3, relating to the conduct of the business of the Company prior to the Closing Date;

     "Closing"                          Means   completion   of  the   sale  and
                                        purchase of the Shares as  specified  in
                                        Article 4;

     "Closing Consideration"            Has  the  meaning   ascribed  to  it  in
                                        Article3.1;

     "Closing Consideration Shares"     Has  the  meaning   ascribed  to  it  in
                                        Article 3.3;

     "Closing Date"                     Means  the  date on  which  the  Closing
                                        occurs;

     "Closing Documents"                Has  the  meaning   ascribed  to  it  in
                                        Section 3 of Schedule 4;

     "Closing"                          Means the  fulfillment  of the  Parties'
                                        obligations as set out in Article 4;

     "Company"                          Has the  meaning  ascribed  to it in the
                                        Recitals;

     "Company Real Property"            Has  the  meaning   ascribed  to  it  in
                                        Section 8(d) of Schedule 4;

     "Conditions Precedent"             Has  the  meaning   ascribed  to  it  in
                                        Article 4.1;

     "Confidential                      Information"  Means any and all data and
                                        information   relating  to  the  Company
                                        and/or to the business and affairs of a Party that may be provided, orally, in writing or digitally, to the other Party that is marked or expressly stated as being "confidential";

     "Consideration"                    Has  the  meaning   ascribed  to  it  in
                                        Article 3.1;

     "Consideration Cash"               Has  the  meaning   ascribed  to  it  in
                                        Article 3.1(i);

     "Consideration Shares"             Has  the  meaning   ascribed  to  it  in
                                        Article 3.1;

     "Damages"                          Has  the  meaning   ascribed  to  it  in
                                        Article 7.1;

     "Disclosure                        Letter"  Means the  disclosure  from the
                                        Seller to the Purchaser, in the form set out in SCHEDULE 2 disclosing information constituting exceptions to the Seller
                                        Warranties;

     "Earn Out Consideration"           Has  the  meaning   ascribed  to  it  in
                                        Article 3.1;

     "Encumbrance"                      Means  any   mortgage,   assignment   of
                                        receivables,  debenture,  lien,  charge,
                                        pledge,   title   retention,   right  to
                                        acquire,   security  interest,   option,
                                        right   of   first   refusal,   usufruct
                                        ("VRUCHTGEBRUIK")   or   limited   right
                                        (BEPERKT    RECHT)    and   any    other
                                        encumbrance, attachment ("BESLAG") or condition whatsoever;

     "Environmental Laws"               Means all environmental, health, safety,
                                        occupational  safety and  zoning,  laws,
                                        statutes,    ordinances,    regulations,
                                        orders,   directives,    zoning   plans,
                                        decrees  and   requirements   concerning
                                        those    activities   and    properties,
                                        handling of any materials, discharges to the air, ground, ground water, surface water, and storage treatment or disposal of any waste at or connected with any activity at such properties, applicable to the Group and its operations having been and being in force at any time on or before the Closing Date;

     "Environmental Permits"            Means all conditions and requirements of
                                        all   permits,   licenses   or   similar
                                        approvals,   necessary   to  operate  in
                                        compliance with Environmental Laws;

     "Escrow Agent"                     Means the escrow agent  appointed in the
                                        Escrow Agreement;

     "Escrow Agreement"                 Means  the  escrow  agreement   attached
                                        hereto as Schedule 9;

     "EUR" or "Euro"                    Means  Euro,  the  lawful   currency  of
                                        certain participating States members of the European Union;

     "Filipan"                          Has the  meaning  ascribed  to it in the
                                        Recitals;

     "Filipan Beheer"                   Has the  meaning  ascribed  to it in the
                                        Recitals;

     "Final Gross Profits"              Has  the  meaning   ascribed  to  it  in
                                        Article 5.2;

     "Final Value"                      Has  the  meaning   ascribed  to  it  in
                                        Article 3.4;

     "Gross Profits" Means the gross profits collected by the Company on sales of POS equipment to VISA for the Latin/South America markets for a period of two (2) years after Closing;

     "Indemnification Notice"           Has  the  meaning   ascribed  to  it  in
                                        Article 7.10;

     "Initial Value"                    Has  the  meaning   ascribed  to  it  in
                                        Article 3.3;

     "Intellectual Property Rights"     Has  the  meaning   ascribed  to  it  in
                                        Section 11b of Schedule 4;

     "Material Adverse Effect"          Means  material  adverse  effect  on the
                                        condition   (financial  or   otherwise),
                                        results    of    operations,     assets,
                                        properties or prospects of the Group;

     "Material Contracts"               Has  the  meaning   ascribed  to  it  in
                                        Section 13 of SCHEDULE 4;

     "Measurement Date"                 Has  the  meaning   ascribed  to  it  in
                                        paragraph 3.3;

     "Notarial Transfer                 Means  the  notarial  deed  pursuant  to
     Deed"                              which  the  Shares  will be  transferred
                                        from  the   Seller  to  the   Purchaser,
                                        attached hereto as SCHEDULE 3;

     "Parties"                          Means the Seller, the Purchaser, Filipan
                                        Beheer, Filipan and Pijnenburg Beheer;

     "Person" Means any existing or future, legal or natural person;

     "Proposed Gross Profits"           Has  the  meaning   ascribed  to  it  in
                                        Article 5.1;

     "Purchaser"                        Has the  meaning  assigned  to it in the
                                        introduction to the Agreement;

     "Purchaser Warranties"             Has  the  meaning   ascribed  to  it  in
                                        Article 6.3;

     "Recitals"                         Means the recitals A through D;

     "Re-measurement Date"              Has  the  meaning   ascribed  to  it  in
                                        Article 3.4;

     "Registration Rights               Has  the  meaning   ascribed  to  it  in
     Agreement"                         Article 3.5;

     "Seller" Has the meaning assigned to it in the introduction to the Agreement;

     "Seller Warranties"                Has  the  meaning   ascribed  to  it  in
                                        Article 6.1;

     "Shares" Has the meaning assigned to it in the Recitals;

     "Taxes" or "Taxation"              Means all forms of  taxation,  including
                                        all  national or local  taxation,  past,
                                        present and deferred (including, without
                                        limitation,  income tax  (including  net
                                        income  and  gross  income),  corporate,
                                        value   added,   occupation,   real  and
                                        personal   property,   social  security,
                                        gross receipts,  sales, use, ad valorem,
                                        franchise,       profits,       license,
                                        withholding,     payroll,    employment,
                                        excise, severance,  occupation,  premium
                                        or windfall  profit taxes,  estate duty,
                                        customs  and  other   import  or  export
                                        duties,   or   charges   of   any   kind
                                        whatsoever,  estimated  and other taxes,
                                        together  with any  interest  and levies
                                        and all  penalties,  charges,  costs and
                                        additions to tax, payable by or due from
                                        the  Group,  or any  additional  amounts
                                        imposed     by     any      Governmental
                                        Instrumentality     or    any    revenue
                                        authority, upon the Group;

     "Tax Return"                       means  any   report,   return  or  other
                                        information required to be supplied to a
                                        governmental   authority  in  connection
                                        with any Taxes;

     "The Netherlands"                  Means that portion of the kingdom of The
                                        Netherlands in Europe;

     "Third Party"                      Any person which is not a Party;

     "Seller Warranties"                Means  the  representations,  warranties
                                        and  undertakings  of the Seller set out
                                        in  Article  6 and in  SCHEDULE  4,  and
                                        "Seller   Warranty"  means  any  of  the
                                        Seller Warranties.

                                   SCHEDULE 2
                                   ----------

                                DISCLOSURE LETTER
                                -----------------

                                   SCHEDULE 3
                                   ----------

                             NOTARIAL TRANSFER DEED
                             ----------------------


                               [separate document]

                                   SCHEDULE 4
                                   ----------

                                SELLER WARRANTIES
                                -----------------

                                   SCHEDULE 5
                                   ----------

                          ADDITIONAL SELLER WARRANTIES
                          ----------------------------

                                   SCHEDULE 6
                                   ----------

                              PURCHASER WARRANTIES
                              --------------------

                                   SCHEDULE 7
                                   ----------

                             EARN-OUT CONSIDERATION
                             ----------------------

                                   SCHEDULE 8
                                   ----------

                          REGISTRATION RIGHTS AGREEMENT
                          -----------------------------

                                   SCHEDULE 9
                                   ----------

                                ESCROW AGREEMENT
                                ----------------

                                   SCHEDULE 10
                                   -----------

                              EMPLOYMENT AGREEMENTS
                              ---------------------

                           [intentionally left blank]